Exhibit 10.29
CALL AGREEMENT
This CALL AGREEMENT (this “Agreement”) dated as of October 4, 2010 by and among HUALAPAI MOUNTAIN MEDICAL CENTER MANAGEMENT, INC., a North Carolina corporation (the “Manager”) and the undersigned Investor Members of Hualapai Mountain Medical Center, LLC (the undersigned Investor Members are referred to herein collectively as the “Required Members”).
RECITALS
1.	The Manager and the Required Members are Members of Hualapai Mountain Medical Center, LLC, a North Carolina limited liability company (the “Company”) pursuant to the Operating Agreement among the Company’s Members, as the same may have been and may hereafter be amended or modified (the “Operating Agreement”).

2.	The Company owns and operates a licensed, general acute care hospital in Kingman, Arizona (the “Hospital”).

3.	MedCath has received indications of interest from parties desiring to acquire substantially all of the assets or equity of the Company.

4.	The terms of the Operating Agreement require that a sale of substantially all of the assets of the Company be approved by the Required Members, defined in the Operating Agreement as “Investor Members owning a majority of the percentage Membership Interests owned by Investor Members in the aggregate.”

5.	MedCath has determined that it will proceed to expend its time and resources to further pursue a sale of the Company’s assets only on reliance upon the agreement of the Required Members that any necessary approvals by the Required Members to such a transaction have been given.

6.	The undersigned Required Members are willing to provide such approval through an irrevocable proxy and a Call Right (as herein defined) given to the Manager in consideration for Manager’s expenditure of its time and resources to pursue an asset sale and an agreement by the Manager that, if it exercises its Call Right, that the purchase price due thereunder shall be Call Price (as herein defined).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I
Definitions
     All terms defined in the Operating Agreement and not defined in this Agreement shall be used in this Agreement with the respective meaning ascribed thereto in the Operating Agreement.
ARTICLE II
Call Rights
     Section 2.1 Call Rights. During the term of this Agreement, the Manager shall have the authority in its discretion, but not the obligation, to cause the Company to enter into an Asset Sale and to execute on behalf of the Company all agreements and instruments related thereto on such terms as the Manager elects in its sole discretion provided that the Manager shall give the Required Member Representative (as defined below) at least twenty (20) days prior written notice of the closing of such Asset Sale (as defined below) together with a summary of the material terms thereof (the “Sale Notice”). Immediately prior to the closing of the Asset Sale, the Manager or its designee shall purchase, and the Required Members shall be obligated to sell all of their Membership Interests in the Company to the Manager or its designee (the “Call Right”) at a purchase price equal to the amount of unreturned Capital Contributions made by the Required Members with respect to their Membership Interests, which as of June 30, 2010 was two million nine hundred three thousand four hundred eighty eight Dollars ($2,903,488.00) less the amount of any Guarantee Fee owed by any Required Members to the Company (the “Call Price”).
     Section 2.2 Irrevocable Proxy. Each of the undersigned Required Members hereby irrevocably constitutes and appoints the Manager, from the date of this Agreement until the termination of this Agreement in accordance with its terms, as their true and lawful proxy, for and in each Required Member’s name, place and stead to vote such Required Member’s Membership Interests and any and all other interests in the Company of such Required Member whether directly or indirectly, beneficially or of record, now owned or hereafter acquired (such Membership Interests together with all such other equity interests, a “Required Member’s Interest”), with respect to any “Specified Matter” (as hereinafter defined). The foregoing proxy shall include the right to sign each such Required Member’s name (as a Member of the Company) to any consent, certificate or other document relating to the Company that applicable law may permit or require and to cause each such Required Member’s Interests to be voted, either at a meeting or by written consent, in accordance with the preceding sentence. Each Required Member hereby revokes all other proxies and powers of attorney with respect to each such Required Member’s Interests that it may have appointed or granted, to the extent such proxies or powers extend to any Specified Matter. The Company will not give a subsequent proxy or power of attorney (and if given, will not be effective) or enter into any other voting agreement with respect to each such Required Member’s Interests with respect to any Specified Matter.
     Notwithstanding anything herein to the contrary, while the Manager may execute an agreement for an Asset Sale at any time during the term of this Agreement in reliance upon the proxy granted to it herein, Manager shall not consummate an Asset Sale in reliance upon the foregoing proxy unless Manager exercises its Call Right as set forth in Section 2.1 above.
     As used herein, “Specified Matter” means any action, decision, determination or election by a Required Member relating to any of the following:
     (i) a sale, transfer or other disposition of all, a substantial portion or substantially all of the Company’s assets, the assumption by the buyer of such assets of such liabilities as Manager and such buyer agree upon together with such other terms related to such sale, transfer or other disposition as the Manager determines to be necessary or appropriate (an “Asset Sale”); and
     (ii) a dissolution, liquidation, winding down and termination of the Company following the closing of a transaction described in clause (i) above.
     In connection with any of the Specified Matters, the Manager is authorized, directed and empowered to take all such action and to execute and file all such purchase and sale agreements and other documents and instruments as it, in its sole discretion, deems necessary or appropriate in its sole discretion, but subject to the other terms of this Agreement, to effectuate any of the Specified Matters as the Manager deems appropriate.
     THE PROXIES AND POWERS GRANTED BY EACH REQUIRED MEMBER PURSUANT TO THIS AGREEMENT ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF SUCH REQUIRED MEMBER’S COVENANTS UNDER THIS AGREEMENT.
ARTICLE III
Termination
     Section 3.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date agreed to in writing by Manager and the Required Members or (ii)    October 3   , 2011; provided that any action taken by any Member in accordance with or pursuant to this Agreement prior to such termination shall be valid and binding on the parties hereto.
ARTICLE IV
Miscellaneous
     Section 4.1 Mutual Representations and Warranties. Each party to this Agreement represents and warrants to the other party as follows:
     (a) The execution, delivery and performance by such party of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate, Membership or limited liability company action, and do not and will not require any further consents or approvals which have not been obtained, or violate any provision of any law, regulation, order, judgment, injunction or similar matters or breach any agreement presently in effect with respect to or binding on such party;
     (b) This Agreement is the legal, valid and binding obligation of such party enforceable against such party in accordance with their respective terms; and
     (c) All government approvals necessary for the execution, delivery and performance by such party of its obligations under this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.
     Section 4.2 Required Members Additional Representations and Warranties; Waivers. The Required Members each represent and warrant that they have good title to their respective Membership Interests free and clear of all liens, security interests or other encumbrances and that upon the exercise of the Call Right and the closing of an Asset Sale, that such unencumbered good title to the Membership Interests of the Required Members shall be conveyed to Manager. The Required Members hereby waive and release any rights of first refusal and any other approval or consent rights they may have or otherwise be entitled to exercise in connection with any transaction contemplated by this Agreement, whether arising under the Operating Agreement, under applicable law or any other basis, none of which shall apply to the transactions contemplated by this Agreement.
     Section 4.3 Notices and Delivery. Any notice to be given hereunder at any time to any of the parties or any document required by this Agreement to be delivered to any party , may be delivered personally, mailed to such party, postage prepaid, addressed to the party at the addresses below or by email at the email address below followed by a mailed copy. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Member at the time it is mailed or emailed, as the case may be.
[add notice addresses]
     Section 4.4 Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the other parties by facsimile or email and such facsimile or email execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and constitute one and the same agreement.
     Section 4.5 Arbitration. Subject to the right of any party to seek an injunction or other equitable relief from a court with applicable authority, any controversy, dispute or disagreement arising out of or relating to this Agreement shall be resolved by binding arbitration, which shall be conducted in Phoenix, Arizona in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration. Such arbitration shall be conducted by a panel of three (3) arbitrators none of whom shall reside in or practice primarily in Texas nor have previously represented the parties in any capacity. Any decision rendered by the arbitrators shall be final and binding on the parties and shall be enforceable in any court having jurisdiction thereof. The arbitrators shall have the authority to require the losing party to pay all costs associated with such arbitration, including expenses and fees of arbitrators.
     Section 4.6 Benefit; Assignment. Subject to provisions in this Agreement to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. Subject to provisions in this Agreement to the contrary, no party may assign its rights or obligations under this Agreement without the prior written consent of the other parties.
     Section 4.7 Press Release. Except as required by applicable law, no party will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other parties hereto of the text of any such public report, statement or release. The Required Members acknowledge that MedCath Corporation may file one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.
     Section 4.8 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of the parties under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
     Section 4.9 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     Section 4.10 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     Section 4.11 Third-Party Beneficiaries. Any third party shall be entitled to conclusively rely upon any agreement or instrument executed and delivered by any of the MedCath Members pursuant to powers or rights granted under this Agreement as valid, binding and enforceable obligations of the Company and each of its Members.
     Section 4.12 Tax and Other Advice and Reliance. None of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax related laws or otherwise. Each party has relied solely upon the advice, including tax advice, of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto; provided, that nothing in the foregoing is intended to limit the applicability of any party’s representations and warranties to any other parties.
     Section 4.13 Entire Agreement; Amendment. This Agreement and the Operating Agreement constitute the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. In the event of any conflict between the terms of the Operating Agreement and this Agreement, the terms of this Agreement shall prevail.
     Section 4.14 Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms or conditions hereof.
     Section 4.15 Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, exclusive of its conflict of law rules.
     Section 4.16 Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid or unenforceable provision and shall continue in full force and effect.
     Section 4.17 Company Advisors and Transaction Expenses. Each of the Required Members acknowledge and consent to the Company’s retention of Navigant Capital Partners, LLC as its investment banker and Moore & Van Allen, PLLC as its attorneys in connection with the negotiation and closing of any of the sale or transfer transactions contemplated by this Agreement provided that the Manager shall pay the expenses thereof.
     Section 4.18 Representative of the Required Members. The Manager is entitled to rely upon any written agreement, notice or other instrument or document executed by Dr. Paul Kalanathi (the “Required Members Representative”) as constituting a binding notice, exercise or waiver of rights, obligation or other act of each of the Required Members for all purposes under this Agreement.
ARTICLE V
Mutual Releases
     Section 5.1 Mutual Releases

     (a) Effective upon the closing of any of the sale or transfer transactions contemplated by this Agreement, the Required Members, on behalf of themselves , and all of their predecessors, successors and past, present, and future parent corporations, direct and indirect subsidiaries, divisions, affiliates, assigns, members, shareholders, directors, officers, agents, legal representatives, insurers, attorneys, and employees forever releases and discharges Manager, MedCath Corporation, MedCath Incorporated and any and all of its predecessors, successors and past, present, and future parent corporations, direct and indirect subsidiaries, divisions, affiliates, including without limitation, MedCath Corporation, and their assigns, members, shareholders, directors, officers, agents, legal representatives, insurers, attorneys, and employees (the “MedCath Releasees”), of and from, and shall indemnify and hold the MedCath Releasees harmless from, any and every demand, claim, right, action, cause of action, contract, damages, or liabilities of whatsoever kind or nature which the Required Members had, now have, or in the future may have, whether now known or unknown, unasserted, unforeseen, unanticipated, or latent, whether sounding in contract or tort, or whether based upon any local, state, municipal, or federal statute, ordinance, or law, whether equitable or legal, arising from or under the Operating Agreement, any professional service agreement, right of first refusal agreement, management agreement or loan agreement between the Company and any of the MedCath Releasees or any of the Physician Releasees or otherwise related to the ownership, management and operation of the Hospital, the performance, or their breach; solely excepting, however, the Reserved Claims (defined below) that are not released.
     (b). Effective upon the closing of any of the sale or transfer transactions contemplated by this Agreement, the Manager, on behalf of itself and the MedCath Releasees, and all of their predecessors, successors and past, present, and future parent corporations, direct and indirect subsidiaries, divisions, affiliates, assigns, members, shareholders, directors, officers, agents, legal representatives, insurers, attorneys, and employees forever releases and discharges the Required Members, and any and all of its predecessors, successors and past, present, and future parent corporations, direct and indirect subsidiaries, divisions, affiliates, and their assigns, members, shareholders, directors, officers, agents, legal representatives, insurers, attorneys, and employees (the “Physician Releasees”), of and from, and shall indemnify and hold the Physician Releasees harmless from, any and every demand, claim, right, action, cause of action, contract, damages, or liabilities of whatsoever kind or nature which the Required Members had, now have, or in the future may have, whether now known or unknown, unasserted, unforeseen, unanticipated, or latent, whether sounding in contract or tort, or whether based upon any local, state, municipal, or federal statute, ordinance, or law, whether equitable or legal, arising from or under the Operating Agreement, any professional service agreement, right of first refusal agreement, management agreement or loan agreement between the Company and any of the MedCath Releasees or any of the Physician Releasees or otherwise related to the ownership, management and operation of the Hospital, the performance, or their breach; solely excepting, however, the Reserved Claims that are not released.

     (c) Notwithstanding anything herein to the contrary, the parties do not release or waive the right to enforce any provision of this Agreement or any of the obligations or liabilities arising out of the agreements or instruments executed in connection with the closing of any of the sale or transfer transactions contemplated by this Agreement (the “Reserved Claims”).
[EXECUTIONS APPEAR ON THE FOLLOWING PAGES]

The Manager: HUALAPAI MOUNTAIN MEDICAL CENTER MANAGEMENT, INC.

By:	/s/ Duane Scholer

Title: President/CEO

The Required Members:

Jamal Al-Khatib	Jon C. Schwartz
/s/ Jamal Al-Khatib	/s/ Jon C. Schwartz

Max Lynn Terry	Attiya Salim (IRA Account, Trust)
/s/ Max Lynn Terry	/s/ Attiya Salim

Bashir Azher	Barbara Dorf
/s/ Bashir Azher	/s/ Barbara Dorf

Joyce Matcham	Waldemar Klimach
/s/ Joyce Matcham	/s/ Waldemar Klimach

Dhirendra Patel /s/ Dhirendra Patel	Marie Klimach /s/ Marie Klimach

Laurence Schiff	Jinavog LLC, (Lian Govin)
/s/ Laurence Schiff	/s/ Jay Ashree POA Lian Govin

Carol Newmyer	Belal Sharaf
/s/ Carol Newmyer	/s/ Belal Sharaf

Nicholas Awad	Bashir Chowdhry
/s/ Nicholas Awad	/s/ Bashir Chowdhry

Robert Lock	Mukund Patel
/s/ Robert Lock	/s/ Mukund Patel

Nutan Parikh	Kirsten Mortenson
/s/ Nutan Parikh	/s/ Kirsten Mortenson

Michael Mastakas	A. Paul Kalanithi
/s/ Michael Mastakas	/s/ A. Paul Kalanithi

Jim Bates
/s/ Jim Bates